EXHIBIT 11.1



                  FLANIGAN'S ENTERPRISES, INC. and SUBSIDIARIES

         STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


                                                              Years Ended
                                                      October 2,      October 3,
                                                         1999            1998
                                                     ----------       ----------
Basic and Diluted:
  Net Income                                         $2,368,000       $1,388,000
                                                     ==========       ==========

Total Weighted Average Number of
Common Shares and Equivalents:

  Basic                                               1,957,000        1,830,000

Convertible Securities:
  Options                                               105,000          190,000
                                                     ----------       ----------

  Diluted                                             2,062,000        2,020,000
                                                     ==========       ==========

Net Income Per Share:
  Basic                                              $     1.21       $      .76
                                                     ==========       ==========

  Diluted                                            $     1.15       $      .69
                                                     ==========       ==========